Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2010 NET INCOME OF $24.8 MILLION

KAPALUA, Hawaii, March 11, 2011 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $24.8 million, or $1.99 per share, for 2010.  This compares to a net loss of $123.3 million, or ($15.33) per share, for 2009.  Revenues for 2010 were $42.0 million versus $50.4 million for 2009.  Net income for 2010 was higher than the net loss for 2009 primarily due to the recognition of a $26.7 million gain that was previously deferred from the March 2009 sale of the Kapalua Plantation Golf Course, $16.6 million of gains resulting from the termination of postretirement plans in 2010, a $47.2 million loss from the Bay Holdings investment in 2009 and $14.2 million in impairment charges in 2009.

For the fourth quarter of 2010, the Company reported net income of $12.0 million, or $0.65 per share, compared to a net loss of $30.4 million, or ($3.76) per share, for the fourth quarter of 2009.  Revenues for the fourth quarter of 2010 were $14.7 million, compared to $10.8 million for the fourth quarter of 2009.  The increase in fourth quarter net income in 2010 compared to the net loss in 2009 was primarily due to certain of the same factors described above.

During 2010, the Company reduced its outstanding long-term debt from $94.2 million to $45.2 million and extended the maturity date on the Company’s remaining credit facilities from March 2011 to May 2012.  In February 2011, the maturity date of the Company’s credit facilities was further extended to May 2013.

“MLP’s financial results showed continued improvement during 2010 as we strengthened our balance sheet, reduced our overhead costs and resolved several significant legacy obligations,” stated Warren H. Haruki, chairman and interim CEO.  “While significant challenges remain, we are grateful for the support of our shareholders, creditors, and the community, as we move ahead with our new business model.”

Additional Information

Additional information with respect to the Company and our 2010 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc., organized in 1909, is a landholding, real estate development and asset management company headquartered on Maui, Hawaii.  The Company owns approximately 23,000 acres of land on Maui, including its principal development, the Kapalua Resort, a 1,650 acre master-planned, destination resort community.

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MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Years Ended December 31,
	2010	2009
	(in thousands except share amounts)

OPERATING REVENUES
Real estate sales	$7,850	$11,979
Retail sales	9,165	10,000
Lease income	4,979	2,366
Resort services	14,487	20,680
Utility revenues and other	5,473	5,329
Total Operating Revenues	41,954	50,354
OPERATING COSTS AND EXPENSES
Real estate	1,480	4,919
Retail	7,619	8,408
Leasing	3,228	1,835
Resort services	13,874	21,275
Utility operations and other	3,520	5,420
Selling and marketing	3,274	3,835
General and administrative	7,820	17,945
Depreciation	6,675	7,245
Impairment - long-lived assets	2,547	14,286
(Gain) loss on asset sales	(29,855)	1,053
Total Operating Costs and Expenses	20,182	86,221
Operating Income (Loss)	21,772	(35,867)
Equity in losses of affiliates	—	(47,187)
Interest expense	(9,406)	(10,452)
Interest income	44	492
Income (Loss) from Continuing Operations Before Income Taxes	12,410	(93,014)
Income Tax Benefit	(251)	(4,583)
Income (Loss) from Continuing Operations	12,661	(88,431)
Income (Loss) from Discontinued Operations net of income taxes of $0 and $46	12,091	(34,850)
NET INCOME (LOSS)	24,752	(123,281)
Pension Benefit Adjustment net of income taxes of $0	(12,220)	13,350
COMPREHENSIVE INCOME (LOSS)	$12,532	$(109,931)
EARNINGS (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$1.02	$(11.00)
Discontinued Operations	0.97	(4.33)
Net Income (Loss)	$1.99	$(15.33)

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